EXHIBIT 8.2

DAVIS POLK & WARDWELL

450 LEXINGTON AVENUE NEW YORK, N.Y. 10017 212 450 4000 FAX 212 450 3800	Menlo Park Washington, D.C. London Paris Frankfurt Madrid Tokyo Beijing Hong Kong

July 1, 2007

Re:	Qualification of the Merger of Target with and into Merger Subsidiary as a Tax-Free Reorganization

Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287

Dear Ladies and Gentlemen:

We have acted as counsel for Huntington Bancshares Incorporated (“Parent”), a Maryland corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of December 20, 2006 (the “Merger Agreement”) among Parent, Sky Financial Group, Inc. (the “Company”), an Ohio corporation, and Penguin Acquisition, LLC (“Merger Subsidiary”), a Maryland limited liability company and wholly owned subsidiary of Parent and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy Statement (the “Proxy Statement”), filed with the Securities and Exchange Commission.  Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the representation letters of Parent (together with Merger Subsidiary) and the Company delivered to us pursuant to Section 7.2(c) of the Merger Agreement for purposes of this opinion (the “Representation Letters”), and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.  The opinions expressed herein are based upon existing statutory, regulatory and judicial

Huntington Bancshares Incorporated	2	July 1, 2007

authority, any of which may be changed at any time with retroactive effect.  For purposes of this opinion, we have assumed, with your permission, that (i) the Merger will be consummated in the manner described in Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Parent (together with Merger Subsidiary) and the Company in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of Parent, Merger Subsidiary or the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification.  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement.  In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by Parent and the Company referred to above, which we have assumed will be true as of the Effective Time.

Based upon the foregoing it is our opinion that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and Parent, the Company and Merger Subsidiary will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation.  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

The opinions expressed herein have been rendered at your request, are solely for your benefit in connection with the Merger and may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval.

Very truly yours,

/s/ Davis Polk & Wardwell